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EXHIBIT 10.7

PROMISSORY NOTE

$830,000
April 20, 2003

        1.    PRINCIPAL AND PAYMENT.

        FOR VALUE RECEIVED, the undersigned, PASSPORT-A TASTE OF EUROPE, INC. ("MAKER"), promises to pay KEBAB USA, INC., or order ("HOLDER"), at the address specified for notice to HOLDER in Paragraph 8 of this Promissory Note (or at such other place as HOLDER shall specify in writing), in lawful money of the United States of America, the principal amount of EIGHT HUNDRED THIRTY THOUSAND DOLLARS ($830,000), together with interest thereon at a rate equal to the U. S. Prime Rate of interest, as published from time to time by the Wall Street Journal, calculated in arrears on a quarterly basis, on March 31, June 30, September 30 and December 31 of each year until this Promissory Note is paid in full. MAKER shall pay HOLDER all principal and interest due under this Promissory Note on December 31, 2007.

        2.    PREPAYMENT.

        This Promissory Note may be prepaid at any time or from time to time, in whole or in part, without penalty.

        3.    APPLICATION OF PAYMENTS.

        Each payment on this Promissory Note (whether made when due or otherwise) shall first be credited against any interest then due, and the remainder of such payment shall be credited against the unpaid principal.

        4.    DEFAULT; ACCELERATION.

        If one or more of the following events shall occur (an "Event of Default"):

        a.     MAKER shall default in the due and punctual payment of any payment due under this Promissory Note, whether at maturity, upon acceleration or otherwise, and such default shall continue for a period of at least ten (10) days after written notice of such default is given by HOLDER to MAKER; or

        b.     MAKER shall be adjudicated bankrupt or insolvent, or make an assignment for the benefit of creditors; or MAKER shall apply for or consent to the appointment of a custodian, receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such custodian, receiver, trustee or similar officer shall be appointed without the application or consent of MAKER, and such appointment shall continue undischarged for a period of sixty (60) days; or

        c.     MAKER shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against MAKER and shall remain undismissed for a period of sixty (60) days;

THEN

upon the occurrence of an Event of Default under Paragraphs 4(b) or 4(c) above, automatically, and upon the occurrence of an Event of Default under Paragraph 4(a), upon the election of HOLDER following the expiration of the ten (10) day period provided for therein, the entire principal balance of this Promissory Note and all accrued but unpaid interest, without further demand, shall immediately become due and payable to HOLDER.

        5.    WAIVER.

        MAKER waives presentment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Promissory Note, notice of acceleration, notice of intent to accelerate, and any and all other notices or matters of a like nature, provided that this waiver shall not extend to any notice of default to be given by HOLDER to MAKER under Paragraph 4(a) of this Promissory Note. No delay or omission on the part of HOLDER in exercising any right under this Promissory Note shall operate as a waiver of such right.

        6.    ATTORNEYS' FEES.

        MAKER agrees that if any legal action is brought to enforce or collect this Promissory Note, the prevailing party shall be entitled to reasonable attorney's fees and costs, and any and all costs of collection, in addition to any other relief to which that party may be entitled. This provision shall be applicable to the entire Promissory Note.

        7.    SEVERABILITY.

        Every provision of this Promissory Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which term and provisions shall remain binding and enforceable.

        8.    NOTICES.

        All notices, statements or demands shall be in writing and shall be served in person, by Express Mail, by certified mail, by private overnight delivery or by electronic transmission (fax). Service shall be deemed conclusively made: (a) at the time of service, if personally served; (b) twenty-four (24) hours (exclusive of weekends and national holidays) after deposit in the United States mail, properly addressed and postage prepaid, if served by Express Mail; (c) upon the earlier of actual receipt or three (3) calendar days after deposit in the United States mail, properly addressed and postage prepaid, return receipt requested, if served by certified mail; (d) twenty-four (24) hours after delivery by the party giving the notice, statement or demand if by private overnight delivery; and (e) at the time of electronic transmission, if such transmission occurs prior to 5:00 p.m. on a business day and a copy of such notice is mailed within twenty-four (24) hours after the transmission.

        Any notice or demand to MAKER shall be given to:

Passport-A Taste of Europe, Inc. 36 Cordage Park Circle, Suite 301 Plymouth, MA 02360 Fax: (508) 732-4139 Attention: President

        Any notice or demand to HOLDER shall be given to:

Kebab USA, Inc. Kapellenstrasse 7 65555 Limburg Fax: 011-49-64-319-6565 Attention: President

Either party may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party.

        9.    BINDING EFFECT.

        All the terms and provisions of this Promissory Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        10.    HEADINGS.

        Headings at the beginning of each numbered Paragraph of this Promissory Note are intended solely for convenience and are not to be deemed or construed to a part of this Promissory Note.

        11.    GOVERNING LAW AND VENUE.

        This Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida. Venue for purposes of any actions brought in connection with or arising out of this Agreement shall be conclusively presumed to be in the State of Florida, County of Orange.

        IN WITNESS WHEREOF, MAKER has executed this Promissory Note on the date first shown above.

MAKER:

PASSPORT-A TASTE OF EUROPE, INC.

By:

Its

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  EXHIBIT 10.7
PROMISSORY NOTE